Exhibit 99.1
VICI PROPERTIES INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 RESULTS
- Announced Nearly $2 Billion in Capital Commitments in 2023 and Deployed Capital Every Month -
- Made First International Investments and Expanded into New Experiential Categories -
- Establishes Guidance for Full Year 2024 -

NEW YORK, NY – February 22, 2024 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties”, "VICI" or the “Company”), an experiential real estate investment trust, today reported results for the quarter and year ended December 31, 2023. All per share amounts included herein are on a per diluted share basis unless otherwise stated.
Fourth Quarter 2023 Financial and Operating Highlights
•Total revenues increased 21.0% year-over-year to $931.9 million
•Net income attributable to common stockholders increased 23.8% year-over-year to $747.8 million and, on a per share basis, increased 15.1% year-over-year to $0.72
•AFFO increased 17.0% year-over-year to $570.4 million and, on a per share basis, increased 8.8% year-over-year to $0.55
•Weighted average shares outstanding increased 7.5% year-over-year
•Announced the acquisition of 38 bowling entertainment centers in a $432.9 million sale leaseback transaction with Bowlero
•Announced an agreement to provide an up to $212.2 million mezzanine loan to Kalahari to fund the development of an indoor waterpark resort in Thornburg, Virginia
•Announced the acquisition of the leasehold interest of Chelsea Piers in New York City for a total purchase price of $342.9 million
•Announced an agreement to provide an up to $100.0 million delayed draw loan facility for the development of Cabot Saint Lucia and a £9.0 million loan for the redevelopment of Cabot Highlands with an agreement in principle to provide additional development financing, subject to the negotiation of definitive documentation and other deal terms
•Raised $390.2 million of gross proceeds in forward equity under the ATM program
•Subsequent to quarter-end:
◦Announced an agreement to provide an up to $105.0 million construction loan to Homefield Kansas City to fund the development of a Margaritaville Resort in Kansas City, Kansas, and entered into a call right agreement that provides the Company with a call option on (i) the Margaritaville Resort, (ii) the new Homefield youth sports training facility, (iii) the new Homefield baseball center, and (iv) the existing Homefield youth sports complex in Olathe, Kansas
◦Raised $305.5 million of gross proceeds in forward equity under the ATM program
Full Year 2023 Financial and Operating Highlights
•Total revenues increased 38.9% year-over-year to $3.6 billion
•Net income attributable to common stockholders increased 124.9% year-over-year to $2.5 billion and, on a per share basis, increased 94.8% year-over-year to $2.47
•AFFO increased 29.1% year-over-year to $2.2 billion and, on a per share basis, increased 11.8% year-over-year to $2.15
•Announced and originated $1.8 billion in acquisitions and investments in 2023 and deployed capital in every month

•Increased annualized cash dividend by 6.4% in the third quarter, representing the Company's sixth consecutive annual dividend increase
•Completed a forward equity offering with an aggregate gross offering value of approximately $1.0 billion and raised total gross proceeds of $643.0 million in forward equity under the ATM program throughout the year (excluding the $305.5 million raised subsequent to year-end) for total gross equity proceeds of $1.6 billion
CEO Comments
Edward Pitoniak, Chief Executive Officer of VICI Properties, said, “In 2023, VICI successfully deployed capital every single month of the year despite volatility across commercial real estate and in the capital markets. Our team continued to exercise patience and diligence in underwriting while navigating this backdrop, and we are proud to have committed $1.8 billion of capital at a blended yield of 7.7%, and to have done so with approximately $1.6 billion of equity and $0.2 billion of debt, demonstrating our adherence to achieving our targeted long-term net leverage ratio of 5.0x to 5.5x net debt to Adjusted EBITDA. This year, our $1.8 billion of capital commitments with best-in-class operators across gaming and other experiential sectors came with several VICI milestones. We consummated our first international real estate acquisitions of gaming properties in Canada and grew financing partnerships in Saint Lucia and the UK, made our first real estate acquisition in the family entertainment sector, significantly expanded our partnerships with Canyon Ranch and Cabot, and converted our first loan to real estate ownership. We believe our 2023 growth in AFFO per share of 11.8% will be among the higher growth rates of S&P 500 REITs, while our 2023 investments put us in a position to deliver a 2024 AFFO per share growth on the high end of consensus average growth rates for S&P 500 REITs."
Fourth Quarter 2023 Financial Results
Total Revenues
Total revenues were $931.9 million for the quarter, an increase of 21.0% compared to $769.9 million for the quarter ended December 31, 2022. Total revenues for the quarter included $131.8 million of non-cash leasing and financing adjustments and $18.3 million of other income.
Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $747.8 million for the quarter, or $0.72 per share, compared to $604.1 million, or $0.63 per share, for the quarter ended December 31, 2022.
Funds from Operations (“FFO”)
FFO attributable to common stockholders was $747.8 million for the quarter, or $0.72 per share, compared to $614.1 million, or $0.64 per share, for the quarter ended December 31, 2022.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $570.4 million for the quarter, an increase of 17.0% compared to $487.6 million for the quarter ended December 31, 2022. AFFO per share was $0.55 for the quarter compared to $0.51 per share for the quarter ended December 31, 2022.

Full Year 2023 Financial Results
Total Revenues
Total revenues were $3,612.0 million for the year, an increase of 38.9% compared to $2,600.7 million for the year ended December 31, 2022. Total revenues for the year included $515.5 million of non-cash leasing and financing adjustments and $73.3 million of other income.
Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $2,513.5 million for the year, or $2.47 per share, compared to $1,117.6 million, or $1.27 per share, for the year ended December 31, 2022.
Funds from Operations (“FFO”)
FFO attributable to common stockholders was $2,515.0 million for the year, or $2.48 per share, compared to $1,144.8 million, or $1.30 per share, for the year ended December 31, 2022.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $2,187.0 million for the year, an increase of 29.1% compared to $1,693.8 million for the year ended December 31, 2022. AFFO per share was $2.15 for the year, an increase of 11.8%, compared to $1.93 per share for the year ended December 31, 2022.
Fourth Quarter 2023 Acquisitions and Portfolio Activity
Acquisitions Activity
On October 19, 2023, the Company announced the acquisition of the real estate assets of 38 bowling entertainment centers from Bowlero Corp. (NYSE: BOWL) ("Bowlero") in a sale-leaseback transaction for an aggregate purchase price of $432.9 million. Simultaneous with the transaction, the Company entered into a triple-net master lease agreement with Bowlero. The lease has an initial total annual rent of $31.6 million, representing an acquisition capitalization rate of 7.3%, and an initial term of 25 years with six 5-year tenant renewal options. In connection with the transaction, the Company will have the right of first offer for a term of eight years to acquire the real estate assets of any current or future Bowlero properties in the event that Bowlero elects to enter into a sale-leaseback transaction. The transaction was funded through a combination of the partial settlement of forward equity sale agreements, cash on hand, and equity interests in a newly formed VICI subsidiary.
On December 19, 2023, the Company announced the acquisition of the leasehold interest of Chelsea Piers in New York City ("Chelsea Piers") for a total purchase price of $342.9 million, inclusive of the $71.5 million repayment and termination of the outstanding loan secured by Chelsea Piers, for net capital deployment of $271.4 million. The Chelsea Piers triple-net lease has an initial total annual rent of $24.0 million, representing an acquisition capitalization rate of 7.0%, with an initial term of 32 years, with a 10-year extension option that Chelsea Piers is obligated to extend provided all conditions have been met.

Loan Originations
On December 7, 2023, the Company announced an agreement to provide an up to $212.2 million mezzanine loan investment to Kalahari Resorts and Conventions (“Kalahari”) to fund the development of a Kalahari indoor waterpark resort in Thornburg, Virginia (“Kalahari Virginia”). The 907-key, $900 million indoor waterpark resort officially broke ground in October 2023 and is expected to start welcoming guests by the end of 2026. The mezzanine loan has an initial term of 4 years with two 12-month extension options subject to certain conditions. The Company’s investment is expected to be made into the project in the second half of 2025.
On December 19, 2023, the Company announced an agreement to provide an up to $100.0 million delayed draw loan facility to Cabot Saint Lucia for the development of a luxury golf resort, including a beach restaurant, clubhouse, luxury accommodations, swimming pools, and a health and wellness offering. In addition, the Company provided a £9.0 million development loan with an agreement in principle to provide additional development financing for the redevelopment of Cabot Highlands in Inverness, Scotland (the "Cabot Highlands Loan"), with a call right agreement to acquire a portion of the real estate assets upon stabilization of the resort, subject to negotiation of definitive documentation and other deal terms.
Subsequent to quarter-end, on January 23, 2024, the Company announced that it had entered into a construction loan agreement for up to $105.0 million in financing to affiliates of Homefield Kansas City (“Homefield”) to fund the development of a Margaritaville Resort in Kansas City, Kansas. Simultaneous with entering into the loan agreement, the Company entered into a call right agreement that provides the Company with a call option on (i) the Margaritaville Resort, (ii) the new Homefield youth sports training facility, (iii) the new Homefield baseball center, and (iv) the existing Homefield youth sports complex in Olathe, Kansas. The Company also received a right of first refusal to acquire the real estate of any future Homefield property, should Homefield elect to monetize such assets in a sale-leaseback transaction. If the call option is exercised, all of the properties, including the Margaritaville Resort, will be subject to a single long-term triple net master lease with VICI Properties.
Full Year 2023 Acquisitions and Portfolio Activity
Acquisitions and Investment Activity
Over the course of 2023, the Company announced and originated approximately $1.8 billion of acquisitions and investments at a weighted average initial yield of 7.7%.
Announced and closed real estate acquisition volume totaled $1.1 billion, including: (i) VICI's first international investments through the acquisition of eight gaming assets in Canada with Century Casinos, Inc. and PURE Canadian Gaming Corp. (the "Century Canadian Portfolio" and "PURE Portfolio", respectively) for total aggregate consideration of $363.3 million (based on the applicable exchange rates at the time of closing), (ii) the $432.9 million acquisition of 38 bowling entertainment centers in a sale-leaseback transaction with Bowlero, and (iii) the $342.9 million acquisition of the leasehold interest of Chelsea Piers in New York City.
Additionally, the Company entered into $698.2 million of strategic financing partnerships, including: (i) the purchase of $85.0 million of senior secured notes of Hard Rock Ottawa, (ii) an up to $150.0 million preferred equity investment into the controlling entity of Canyon Ranch (“Canyon Ranch”) to support the growth and expansion of the Canyon Ranch EcosystemTM, including enhancing Canyon Ranch’s existing destination wellness resorts, launching the Canyon Ranch wellness clubs and growing the capabilities of the Canyon Ranch digital platform, (iii) $140.1 million in mortgage financing secured by Canyon Ranch Tucson and Canyon Ranch Lenox, as well as a call right agreement for each of Canyon Ranch Tucson and Canyon Ranch Lenox and a right of first financing agreement to serve as the real estate capital financing partner for Canyon Ranch with respect to the acquisition, build-out and redevelopment of future wellness resorts, (iv) an up to $100.0 million delayed draw development loan to Cabot Saint Lucia for the development of a luxury golf resort, including a beach restaurant, clubhouse, luxury accommodations, swimming pools, and a health and wellness offering, (v) a £9.0 million development loan for the redevelopment of Cabot Highlands with an agreement in principle to provide additional development financing, subject to negotiation of definitive documentation and other deal terms, and (vi) an up to $212.2 million mezzanine loan investment to Kalahari to fund the development of Kalahari Virginia.
Fourth Quarter 2023 and Full Year 2023 Capital Markets and Subsequent Activity
On January 18, 2023, the Company completed a primary offering of 30,302,500 shares of common stock (inclusive of 3,952,500 shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional common stock solely to cover over-allotments, if any) at a public offering price of $33.00 per share for an aggregate offering value of approximately $1.0 billion pursuant to forward sale agreements. During the twelve months ended December 31, 2023, the Company settled all of these shares for approximately $960.5 million of net proceeds at an average forward share price of $31.70.
During the twelve months ended December 31, 2023, the Company settled a total of 29,788,250 shares under the outstanding ATM forward sale agreements (including those entered into in 2022) in exchange for approximately $945.7 million of aggregate net proceeds at an average forward share price of $31.75.
During the twelve months ended December 31, 2023, the Company sold a total of 21,365,397 shares under its ATM program at a weighted average price per share of $30.10 for an aggregate value of $643.0 million, all of which were sold subject to forward sale agreements.
Subsequent to year-end, in January 2024, the Company sold a total of 9,662,116 shares under its ATM program at a weighted average price per share of $31.61 for an aggregate value of $305.5 million, which were sold subject to the forward sale agreements. Inclusive of the shares sold under the ATM program subsequent to year-end, the Company had a total of 22,856,855 shares remaining to be settled under existing forward sale agreements for an aggregate value of approximately $695.6 million.
During the twelve months ended December 31, 2023, the Company drew down C$215.0 million (approximately US$162.3 million as of year-end exchange rates) under its revolving credit facility to fund a portion of the purchase price of the PURE Portfolio acquisition as well as a portion of the purchase price of the Century Canadian Portfolio acquisition and £9.0 million (approximately US$11.5 million as of year-end exchange rates) to fund the Cabot Highlands Loan. The Company also drew down $250.0 million on January 6, 2023, and subsequently repaid that amount on January 13, 2023.
During the twelve months ended December 31, 2023, the Company entered into seven forward-starting interest rate swap agreements with an aggregate notional amount of $500.0 million at a 4.0% weighted average interest rate, which are intended to reduce the variability in the forecasted interest expense related to the fixed-rate debt the Company expects to refinance.

The following table details the issuance of outstanding shares of common stock, including restricted common stock:

Common Stock Outstanding	2023	2022	2021
Beginning Balance January 1	963,096,563	628,942,092	536,669,722
Issuance of common stock in primary follow-on offerings	—	—	65,000,000
Issuance of common stock upon physical settlement of forward sale agreements	79,065,750	119,000,000	26,900,000
Issuance of common stock in connection with the MGP Transactions	—	214,552,532	—
Issuance of restricted and unrestricted common stock under the stock incentive program, net of forfeitures	540,450	601,939	372,370
Ending Balance December 31	1,042,702,763	963,096,563	628,942,092
The following table reconciles the weighted-average shares of common stock outstanding used in the calculation of basic earnings per share to the weighted-average shares of common stock outstanding used in the calculation of diluted earnings per share:

	Year Ended December 31,
(In thousands)	2023	2022	2021
Determination of shares:
Weighted-average shares of common stock outstanding	1,014,513	877,508	564,467
Assumed conversion of restricted stock	784	955	924
Assumed settlement of forward sale agreements	480	1,213	11,675
Diluted weighted-average shares of common stock outstanding	1,015,777	879,676	577,066
Balance Sheet and Liquidity
As of December 31, 2023, the Company had approximately $17.1 billion in total debt and approximately $3.2 billion in liquidity, comprised of: (i) $522.6 million in cash and cash equivalents, (ii) $382.2 million in estimated proceeds available through the physical settlement of the 13,194,739 shares subject to the outstanding forward sale agreements and (iii) $2.3 billion of availability under the revolving credit facility.
Subsequent to year-end, in January 2024, the Company sold a total of 9,662,116 shares under its ATM program at a weighted average price per share of $31.61 for an aggregate value of $305.5 million, all of which were sold subject to forward sale agreements. Upon completion of this subsequent event, the Company had approximately $3.5 billion in liquidity.

The Company’s outstanding indebtedness (shown in USD) as of December 31, 2023 was as follows:

($ in millions)	December 31, 2023
Revolving Credit Facility
USD Borrowings	$—
CAD Borrowings(1)	162.3
GBP Borrowings(1)	11.5
5.625% Notes Due 2024	1,050.0
3.500% Notes Due 2025	750.0
4.375% Notes Due 2025	500.0
4.625% Notes Due 2025	800.0
4.500% Notes Due 2026	500.0
4.250% Notes Due 2026	1,250.0
5.750% Notes Due 2027	750.0
3.750% Notes Due 2027	750.0
4.500% Notes Due 2028	350.0
4.750% Notes Due 2028	1,250.0
3.875% Notes Due 2029	750.0
4.625% Notes Due 2029	1,000.0
4.950% Notes Due 2030	1,000.0
4.125% Notes Due 2030	1,000.0
5.125% Notes Due 2032	1,500.0
5.625% Notes Due 2052	750.0
Total Unsecured Debt Outstanding, Face Value	$14,123.8
MGM Grand/Mandalay Bay CMBS Debt Due 2032	$3,000.0
Total Debt Outstanding, Face Value	$17,123.8
Cash & Cash Equivalents	$522.6
Net Debt	$16,601.2
(1) Based on applicable exchange rates as of December 31, 2023.
Dividends
On December 7, 2023, the Company declared a regular quarterly cash dividend of $0.415 per share, representing a 6.4% increase year-over-year. The Q4 2023 dividend was paid on January 4, 2024 to stockholders of record as of the close of business on December 21, 2023 and totaled in aggregate approximately $432.5 million.

2024 Guidance
The Company is providing preliminary AFFO guidance for the full year 2024. In determining AFFO, the Company adjusts for certain items that are otherwise included in determining net income attributable to common stockholders, the most comparable generally accepted accounting principles in the United States (“GAAP”) financial measure. In reliance on the exception provided by applicable rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2024 AFFO to GAAP net income because we are unable to predict with reasonable certainty the amount of the change in non-cash allowance for credit losses under ASU No. 2016-13 - Financial Instruments—Credit Losses (Topic 326) (“ASC 326”) for a future period. The non-cash change in allowance for credit losses under ASC 326 with respect to a future period is dependent upon future events that are entirely outside of the Company’s control and may not be reliably predicted, including its tenants’ respective financial performance, fluctuations in the trading price of their common stock, credit ratings and outlook (each to the extent applicable), as well as broader macroeconomic performance. Based on past results and, as disclosed in our historical financial results, the impact of these adjustments could be material, individually or in the aggregate, to the Company’s reported GAAP results. For more information, see “Non-GAAP Financial Measures.”
The Company estimates AFFO for the year ending December 31, 2024 will be between $2,320 million and $2,355 million, or between $2.22 and $2.25 per diluted share. Guidance does not include the impact on operating results from any pending or possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions.
The following is a summary of the Company’s full-year 2024 guidance:

For the Year Ending December 31, 2024 ($ in millions):	Low	High
Estimated Adjusted Funds From Operations (AFFO)	$2,320	$2,355
Estimated Adjusted Funds From Operations (AFFO) per diluted share	$2.22	$2.25
Estimated Weighted Average Share Count for the Year (in millions)	1,046	1,046

The above per share estimates reflect the dilutive effect of the pending 22,856,855 shares related to the outstanding forward sale agreements as calculated under the treasury stock method. VICI partnership units held by a third parties are reflected as non-controlling interests and the income allocable to them is deducted from net income to arrive at net income attributable to common stockholders and AFFO; accordingly, guidance represents AFFO per share attributable to common stockholders based solely on outstanding shares of VICI common stock.
The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on the Company’s website in the “Investors” section, under the menu heading “Financials”. This additional information is being provided as a supplement to the information in this release and the Company’s other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations, except as may be required by applicable law.
Conference Call and Webcast
The Company will host a conference call and audio webcast on Friday, February 23, 2024 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing +1 833-470-1428 (domestic) or +1 929-526-1599 (international) and entering the conference ID 453059. An audio replay of the conference call will be available from 1:00 p.m. ET on February 23, 2024 until midnight ET on March 1, 2024 and can be accessed by dialing +1 866-813-9403 (domestic) or +44 204-525-0658 (international) and entering the passcode 121561.
A live audio webcast of the conference call will be available in listen-only mode through the “Investors” section of the Company’s website, www.viciproperties.com, on February 23, 2024, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties Inc. is an S&P 500® experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including Caesars Palace Las Vegas, MGM Grand and the Venetian Resort Las Vegas, three of the most iconic entertainment facilities on the Las Vegas Strip. VICI Properties owns 93 experiential assets across a geographically diverse portfolio consisting of 54 gaming properties and 39 other experiential properties across the United States and Canada. The portfolio is comprised of approximately 127 million square feet and features approximately 60,300 hotel rooms and over 500 restaurants, bars, nightclubs and sportsbooks. Its properties are occupied by industry-leading gaming, leisure and hospitality operators under long-term, triple-net lease agreements. VICI Properties has a growing array of real estate and financing partnerships with leading operators in other experiential sectors, including Bowlero, Cabot, Canyon Ranch, Chelsea Piers, Great Wolf Resorts, Homefield and Kalahari Resorts. VICI Properties also owns four championship golf courses and 33 acres of undeveloped and underdeveloped land adjacent to the Las Vegas Strip. VICI Properties’ goal is to create the highest quality and most productive experiential real estate portfolio through a strategy of partnering with the highest quality experiential place makers and operators.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are:

the impact of changes in general economic conditions and market developments, including inflation, interest rates, supply chain disruptions, consumer confidence levels, changes in consumer spending, unemployment levels and depressed real estate prices resulting from the severity and duration of any downturn in the U.S. or global economy; the impact of increased interest rates on us, including our ability to successfully pursue investments in, and acquisitions of, additional properties and to obtain debt financing for such investments at attractive interest rates, or at all; risks associated with our pending and recently closed transactions, including our ability or failure to realize the anticipated benefits thereof; our dependence on our tenants at our properties and their affiliates that serve as guarantors of the lease payments and the negative consequences any material adverse effect on their respective businesses could have on us; the possibility that our pending and any future transactions may not be consummated on the terms or timeframes contemplated, or at all, including our ability to obtain the financing necessary to complete any acquisitions on the terms we expect in a timely manner, or at all, the ability of the parties to satisfy the conditions set forth in the definitive transaction documents, including the receipt of, or delays in obtaining, governmental and regulatory approvals and consents required to consummate the pending transactions, or other delays or impediments to completing the transactions; the anticipated benefits of certain arrangements with certain tenants relating to our funding of “same store” capital improvements in exchange for increased rent pursuant to the terms of our agreements with such tenants, which we refer to as the Partner Property Growth Fund; our ability to exercise our purchase rights under our put-call agreements, call agreements, right of first refusal agreements and right of first offer agreements; our borrowers’ ability to repay their outstanding loan obligations to us; our dependence on the gaming industry; our ability to pursue our business and growth strategies may be limited by the requirement that we distribute 90% of our REIT taxable income in order to qualify for taxation as a REIT and that we distribute 100% of our REIT taxable income in order to avoid current entity-level U.S. federal income taxes; the impact of extensive regulation from gaming and other regulatory authorities; the ability of our tenants to obtain and maintain regulatory approvals in connection with the operation of our properties, or the imposition of conditions to such regulatory approvals; the possibility that our tenants may choose not to renew their respective lease agreements following the initial or subsequent terms of the leases; restrictions on our ability to sell our properties subject to the lease agreements; our tenants and any guarantors’ historical results may not be a reliable indicator of their future results; our substantial amount of indebtedness and ability to service, refinance and otherwise fulfill our obligations under such indebtedness; our historical financial information may not be reliable indicators of our future results of operations, financial condition and cash flows; our inability to successfully pursue investments in, and acquisitions of, additional properties; the possibility that we identify significant environmental, tax, legal or other issues, including additional costs or liabilities, that materially and adversely impact the value of assets acquired or secured as collateral (or other benefits we expect to receive) in any of our pending or recently completed transactions; the impact of changes to the U.S. federal income tax laws; the possibility of adverse tax consequences as a result of our pending or recently completed transactions, including tax protection agreements to which we are a party; increased volatility in our stock price, including as a result of our pending or recently completed transactions; our inability to maintain our qualification for taxation as a REIT; the impact of climate change, natural disasters, war, political and public health conditions or uncertainty or civil unrest, violence or terrorist activities or threats on our properties and changes in economic conditions or heightened travel security and health measures instituted in response to these events; the loss of the services of key personnel; the inability to attract, retain and motivate employees; the costs and liabilities associated with environmental compliance; failure to establish and maintain an effective system of integrated internal controls; our reliance on distributions received from our subsidiaries, including VICI OP, to make distributions to our stockholders; the potential impact on the amount of our cash distributions if we were to sell any of our properties in the future; our ability to continue to make distributions to holders of our common stock or maintain anticipated levels of distributions over time; and competition for transaction opportunities, including from other REITs, investment companies, private equity firms and hedge funds, sovereign funds, lenders, gaming companies and other investors that may have greater resources and access to capital and a lower cost of capital or different investment parameters than us.
Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.
Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (Nareit), we define FFO as net income (or loss) attributable to common stockholders (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) our proportionate share of such adjustments from our investment in unconsolidated affiliate.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO non-cash leasing and financing adjustments, non-cash change in allowance for credit losses, non-cash stock-based compensation expense, transaction costs incurred in connection with the acquisition of real estate investments, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate, gains (or losses) on debt extinguishment and interest rate swap settlements, other gains (losses), deferred income tax benefits and expenses, other non-recurring non-cash transactions, our proportionate share of non-cash adjustments from our investment in unconsolidated affiliate (including the amortization of any basis differences) with respect to certain of the foregoing and non-cash adjustments attributable to non-controlling interest with respect to certain of the foregoing.

We calculate Adjusted EBITDA by adding or subtracting from AFFO contractual interest expense (including the impact of the forward-starting interest rate swaps and treasury locks) and interest income (collectively, interest expense, net), income tax expense and our proportionate share of such adjustments from our investment in unconsolidated affiliate.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31, 2023	December 31, 2022
Assets
Real estate portfolio:
Investments in leases - sales-type, net	$23,015,931	$17,172,325
Investments in leases - financing receivables, net	18,211,102	16,740,770
Investments in loans and securities, net	1,144,177	685,793
Investment in unconsolidated affiliate	—	1,460,775
Land	150,727	153,560
Cash and cash equivalents	522,574	208,933
Short-term investments	—	217,342
Other assets	1,015,330	936,328
Total assets	$44,059,841	$37,575,826

Liabilities
Debt, net	$16,724,125	$13,739,675
Accrued expenses and deferred revenue	227,241	213,388
Dividends and distributions payable	437,599	380,178
Other liabilities	1,013,102	952,472
Total liabilities	18,402,067	15,285,713

Stockholders’ equity
Common stock	10,427	9,631
Preferred stock	—	—
Additional paid in capital	24,125,872	21,645,499
Accumulated other comprehensive income	153,870	185,353
Retained earnings	965,762	93,154
Total VICI stockholders’ equity	25,255,931	21,933,637
Non-controlling interests	401,843	356,476
Total stockholders’ equity	25,657,774	22,290,113
Total liabilities and stockholders’ equity	$44,059,841	$37,575,826
_______________________________________________________
Note: As of December 31, 2023 and December 31, 2022, our Investments in leases - sales-type, Investments in leases - financing receivables, Investments in loans and Other assets (sales-type sub-leases) are net of $701.1 million, $703.6 million, $29.8 million and $18.7 million, respectively, and $570.4 million, $726.7 million, $6.9 million, and $19.8 million, respectively, of Allowance for credit losses.

VICI Properties Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues
Income from sales-type leases	$506,217	$386,293	$1,980,178	$1,464,245
Income from lease financing receivables, loans and securities	396,813	355,685	1,519,516	1,041,229
Other income	18,283	17,818	73,326	59,629
Golf revenues	10,552	10,110	38,968	35,594
Total revenues	931,865	769,906	3,611,988	2,600,697

Operating expenses
General and administrative	15,256	15,029	59,603	48,340
Depreciation	1,586	811	4,298	3,182
Other expenses	18,283	17,818	73,326	59,629
Golf expenses	8,215	6,272	27,089	22,602
Change in allowance for credit losses	(63,295)	(30,965)	102,824	834,494
Transaction and acquisition expenses	4,632	3,287	8,017	22,653
Total operating expenses	(15,323)	12,252	275,157	990,900

Income from unconsolidated affiliate	—	21,916	1,280	59,769
Interest expense	(205,175)	(169,329)	(818,056)	(539,953)
Interest income	7,776	5,633	23,970	9,530
Other gains	161	—	4,456	—
Income before income taxes	749,950	615,874	2,548,481	1,139,143
Benefit from (provision for) income taxes	9,771	(1,032)	6,141	(2,876)
Net income	$759,721	$614,842	$2,554,622	$1,136,267
Less: Net income attributable to non-controlling interests	(11,952)	(10,789)	(41,082)	(18,632)
Net income attributable to common stockholders	$747,769	$604,053	$2,513,540	$1,117,635

Net income per common share
Basic	$0.72	$0.63	$2.48	$1.27
Diluted	$0.72	$0.63	$2.47	$1.27

Weighted average number of common shares outstanding
Basic	1,036,702,399	962,580,619	1,014,513,195	877,508,388
Diluted	1,037,834,052	965,299,406	1,015,776,697	879,675,845

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income attributable to common stockholders	$747,769	$604,053	$2,513,540	$1,117,635
Real estate depreciation	—	—	—	—
Joint venture depreciation and non-controlling interest adjustments	—	10,093	1,426	27,146
FFO	747,769	614,146	2,514,966	1,144,781
Non-cash leasing and financing adjustments	(131,800)	(107,109)	(515,488)	(337,631)
Non-cash change in allowance for credit losses	(63,295)	(30,965)	102,824	834,494
Non-cash stock-based compensation	4,019	3,627	15,536	12,986
Transaction and acquisition expenses	4,632	3,287	8,017	22,653
Amortization of debt issuance costs and original issue discount	16,807	10,301	70,452	48,595
Other depreciation	1,299	780	3,741	3,060
Capital expenditures	(1,080)	(709)	(2,842)	(1,802)
(Gain) loss on extinguishment of debt and interest rate swap settlements	—	—	—	(5,405)
Other gains (1)	(161)	—	(4,456)	—
Deferred income tax benefit	(10,426)	—	(10,426)	—
Joint venture non-cash adjustments and non-controlling interest adjustments	2,650	(5,759)	4,716	(27,930)
AFFO	570,414	487,599	2,187,040	1,693,801
Interest expense, net	180,592	153,395	723,634	487,233
Income tax expense	655	1,032	4,285	2,876
Joint venture adjustments and non-controlling interest adjustments	(2,111)	11,568	(5,287)	30,755
Adjusted EBITDA	$749,550	$653,594	$2,909,672	$2,214,665

Net income per common share
Basic	$0.72	$0.63	$2.48	$1.27
Diluted	$0.72	$0.63	$2.47	$1.27
FFO per common share
Basic	$0.72	$0.64	$2.48	$1.30
Diluted	$0.72	$0.64	$2.48	$1.30
AFFO per common share
Basic	$0.55	$0.51	$2.16	$1.93
Diluted	$0.55	$0.51	$2.15	$1.93
Weighted average number of shares of common stock outstanding
Basic	1,036,702,399	962,580,619	1,014,513,195	877,508,388
Diluted	1,037,834,052	965,299,406	1,015,776,697	879,675,845
____________________
(1) Represents non-cash foreign currency remeasurement adjustments and gain on sale of land.

VICI Properties Inc.
Revenue Detail
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Contractual income from sales-type leases
Caesars Regional Master Lease (excluding Harrah's NOLA, AC, and Laughlin) & Joliet Lease	$136,067	$129,544	$534,923	$497,731
Caesars Las Vegas Master Lease	116,076	110,932	456,933	427,600
MGM Grand/Mandalay Bay Lease	77,468	—	302,326	—
The Venetian Resort Las Vegas Lease	64,375	62,500	256,250	212,798
PENN Greektown Lease	13,214	12,830	52,215	51,320
Hard Rock Cincinnati Lease	11,541	11,176	45,069	44,206
EBCI Southern Indiana Lease	8,370	8,247	33,152	32,663
Century Master Lease (excluding Century Canadian Portfolio)	10,740	6,376	34,210	25,504
PENN Margaritaville Lease	6,615	5,953	26,239	23,784
Income from sales-type leases non-cash adjustment(1)	61,751	38,735	238,861	148,639
Income from sales-type leases	506,217	386,293	1,980,178	1,464,245

Contractual income from lease financing receivables
MGM Master Lease	186,150	211,855	744,733	574,967
Harrah's NOLA, AC, and Laughlin	43,974	41,866	172,872	160,855
JACK Entertainment Master Lease	17,511	17,251	69,956	68,442
Hard Rock Mirage Lease	22,500	3,145	90,000	3,145
CNE Gold Strike Lease	10,000	—	35,000	—
Foundation Master Lease	6,063	652	24,252	652
PURE Master Lease	3,996	—	15,909	—
Century Canadian Portfolio	3,176	—	4,063	—
Bowlero Master Lease	6,371	—	6,371	—
Chelsea Piers Lease	903	—	903	—
Income from lease financing receivables non-cash adjustment(1)	70,072	68,379	276,697	188,993
Income from lease financing receivables	370,716	343,148	1,440,756	997,054
Contractual interest income
Senior secured notes	2,399	—	7,246	—
Senior secured loans	7,607	9,801	28,002	37,524
Mezzanine loans & preferred equity	16,114	2,741	43,582	6,651
Income from loans non-cash adjustment(1)	(23)	(5)	(70)	—
Income from loans and securities	26,097	12,537	78,760	44,175
Income from lease financing receivables and loans	396,813	355,685	1,519,516	1,041,229

Other income	18,283	17,818	73,326	59,629
Golf revenues	10,552	10,110	38,968	35,594
Total revenues	$931,865	$769,906	$3,611,988	$2,600,697
____________________
(1) Amounts represent non-cash adjustments to recognize revenue on an effective interest basis in accordance with GAAP.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Moira McCloskey
SVP, Capital Markets
MMcCloskey@viciproperties.com